As filed with the Securities and Exchange Commission on July 13, 2018

Registration No. 333-208190

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WGL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Virginia	52-2210912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Constitution Avenue, N.W.

Washington, D.C. 20080

(703) 750-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leslie T. Thornton

Senior Vice President, General Counsel and Corporate Secretary

WGL Holdings, Inc.

101 Constitution Avenue, N.W.

Washington, D.C. 20080

(202) 624-6720

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott Lesmes, Esq.

Emily K. Beers, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, N.W.

Suite 6000

Washington, D.C. 20006

Approximate date of commencement of proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-208190) (the “Registration Statement”) of WGL Holdings, Inc., a Virginia corporation (the “Company”), which was originally filed with the Securities and Exchange Commission on November 24, 2015. The Registration Statement registered an unspecified aggregate amount of the Company’s common stock, no par value per share (the “Common Stock”), which may be offered from time to time at indeterminate prices by the Company.

Pursuant to an Agreement and Plan of Merger, dated as of January 24, 2017, by and among the Company, AltaGas Ltd. (“Parent”) and Wrangler, Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”), on July 6, 2018, Merger Sub merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated its offering of the Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the Common Stock that was registered for issuance that remains unsold at the termination of the offering, the Company hereby removes from registration all of such Common Stock of the Company registered but unsold or otherwise unissued under the Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Washington, District of Columbia, on the 13th day of July, 2018.

WGL HOLDINGS, INC.

By:	/s/ Vincent L. Ammann, Jr.
Vincent L. Ammann, Jr. Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.